EXHIBIT 99
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     For additional information, please contact:  Mr. Charles R. Ofner
                                                       (713) 496-5000


     June  24,  1994, Houston, Texas....Reading & Bates Corporation (RB-NYSE)
announced today that it has completed the sale of all of its Arcade Shipping AS shares to Leif Hoegh & Co. AS of Oslo, Norway on terms that resulted in an increase in Reading & Bates' direct ownership position in Arcade Drilling AS. Terms of the transaction, which were approved by Arcade Shipping AS share-holders at an extraordinary general meeting held on Tuesday, June 21, 1994 in Oslo, Norway, were as follows:

  * R&B sold its entire 82.6% ownership of Arcade Shipping AS, 108,287,952 shares, to Leif Hoegh & Co. AS for 1.80 NOK per share or approximately $27.8 million.

  * R&B purchased from Arcade Shipping AS its entire ownership in Arcade Drilling AS, 46.2%, consisting of 49,945,093 shares, for 6.00 NOK per share or approximately $42.8 million.

  * R&B purchased from Arcade Shipping AS marketable securities at a book value of 18,260,000 NOK or $2.6 million.

  *   Arcade Shipping AS repaid a loan of $12.9 to Reading & Bates.

     As a result of the transaction, Reading & Bates increased its direct ownership position in Arcade Drilling AS to 68.1%. Arcade Drilling AS owns two fourth-generation semi-submersible drilling units, the "ARCADE FRONTIER" and the "HENRY GOODRICH".

     Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction, and project management services to the upstream offshore oil and gas industry worldwide.